Exhibit 99.01

Enable IPC Corporation Announces NewMarket Technology, Inc. CEO Philip M. Verges to join Enable IPC Board of Directors

VALENCIA, Calif.--(BUSINESS WIRE)--Enable IPC Corporation (OTCBB:EIPC - News) today announced that Mr. Philip M. Verges, CEO of NewMarket Technology, Inc. (OTCBB:NMKT - News), will join the Enable IPC board of directors effective April 30, 2007.

Mr. Philip M. Verges became the CEO of NewMarket Technology in 2002 after selling a technology company he founded in 1997 to NewMarket. Since 2002, Mr. Verges has lead the construction of a unique business model to continuously introduce new technologies to market. NewMarket has grown from approximately $1 million in revenue in 2002 to $77.6 million in revenue in 2006 with $4 million in net income. NewMarket has been recognized for the past three years in the Deloitte Technology Fast 500, placing 3rd on the list in the United States in 2006. Mr. Verges started his Technology career as a computer programmer at EDS in 1992. He is a graduate of the United States Military Academy at West Point, NY and served in the United States Army for five years before starting his technology career.

Enable IPC and NewMarket Technology have complimentary businesses. Enable IPC is building an organization to develop intellectual property (IP) into production technology products. NewMarket is winning initial contract opportunities for early stage technology products. Mr. Verges' experience managing a micro cap publicly listed technology company and his ongoing participation in the emerging technology market will enhance the overall ability of the board of directors to oversee the growth and maturity of Enable IPC. The addition of Mr. Verges will also enable NewMarket and Enable IPC to more closely explore future emerging technology partnership opportunities.

About Enable IPC (Intellectual Property Commercialization) Corp. (www.enableipc.com)

Enable IPC Corporation has a patent application on a proprietary concept that combines thin film manufacture with nanotechnology to produce a microbattery that the company believes will significantly out perform comparable products and revolutionize the microbattery industry. The company's product is expected to be smaller, cheaper, longer lasting, and more environmentally friendly than comparable existing products. The microbattery is ideal for use in multiple applications including healthcare products, RFID tags, and smart cards.

About NewMarket Technology, Inc. (www.newmarkettechnology.com)

NewMarket helps clients maintain the delicate balance between maintaining legacy systems and gaining a competitive edge from the latest technology innovations. NewMarket provides certified integration and maintenance services to support the prevailing industry standard solutions to include Microsoft (Nasdaq:MSFT - News), Cisco Systems (Nasdaq:CSCO - News), SAP (NYSE:SAP - News), Siebel (Nasdaq:ORCL - News) and Sun Microsystems (Nasdaq:SUNW - News). Concurrently, NewMarket continuously seeks to acquire undiscovered emerging technology assets to incorporate into an overall product portfolio carefully packaged to complement the prevailing industry standard solutions. NewMarket delivers its portfolio of products and services through its global network of Solution Integration subsidiaries in North America, Latin America, China and Singapore. NewMarket maximizes shareholder return on investment by independent listing of consolidated regional and emerging technology subsidiaries in order to issue subsidiary stock in shareholder dividends. NewMarket ranked Number Five on Deloitte's 2006 Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications and life sciences companies in North America. Rankings are based on percentage revenue growth over five years, from 2001-2005. The Company grew from less than $1 million in revenue in 2001 to over $50 million in profitable revenue in 2005.

Forward-Looking Statements: This release contains forward-looking statements, such as "believes," "expected" and similar terminology, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties which could cause actual results that the Company achieves to differ materially from any of the forward-looking statements. Such risks and uncertainties, include, but are not limited to, the following: the timely development and market acceptance of products and technologies, the ability to secure additional sources of financing, the difficulties in forecasting results from development efforts, difficulties in accurately estimating market growth, the impact of changing economic conditions, business conditions in the microbattery industry and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Enable IPC Corporation

Rich Kaiser, 800-631-8127

Investor Relations

ir@enableipc.com

http://www.enableipc.com

Source: Enable IPC Corporation